As filed with the Securities and Exchange Commission on August 8, 2008
Registration No. 333-122199

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CASH SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	87-098535 (I.R.S. Employer Identification Number)
7350 Dean Martin Drive, Suite 309
Las Vegas, Nevada 89139
(Address of Principal Executive Offices)(ZIP Code)

Michael Rumbolz
President
Cash Systems, Inc.
7350 Dean Martin Drive, Suite 309
Las Vegas, Nevada 89139
(702) 987-7169
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Timothy J. Harris, Esq.
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304-1018
(650) 813-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
     On January 21, 2005, Cash Systems, Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3, Registration No. 333-122199 (the “Registration Statement”), for the registration of 6,650,125 shares of the common stock (the “Common Stock”), par value $0.001 per share, of the Registrant.
     On August 8, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 13, 2008, by and among the Registrant, Global Cash Access, Inc. and Card Acquisition Subsidiary, Inc., a wholly-owned subsidiary of Global Cash Access, Inc. (“Card”), Card merged with and into the Registrant, and the Registrant became a wholly-owned subsidiary of Global Cash Access, Inc (the “Merger”). As result of the Merger, the offering pursuant to the Registration Statement has been terminated, and the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Cash Systems, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Form S-3 and has duly caused this Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on August 8, 2008.

CASH SYSTEMS, INC.
By:	/s/ Michael Rumbolz
Michael Rumbolz
President
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Michael Rumbolz Michael Rumbolz	President, Secretary and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	August 8, 2008

/s/ Scott Betts Scott Betts	Director	August 8, 2008

/s/ George Gresham George Gresham	Director	August 8, 2008